Exhibit 99.1

MyoKardia Reports Fourth Quarter and 2015 Financial Results and Key Milestones

- Lead product candidate demonstrates clinical proof of mechanism in hypertrophic cardiomyopathy (HCM) patients; Phase 2 planned for second half of 2016

-Growing evidence in nonclinical studies that MYK-461 reduces left ventricular outflow tract obstruction, an important driver of clinical outcomes

-Development candidate identified for dilated cardiomyopathy (DCM) program; Phase 1 planned for first half of 2017

SOUTH SAN FRANCISCO, Calif., March 18, 2016 – MyoKardia, Inc. (Nasdaq: MYOK), a clinical stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today reported business highlights and financial results for the fourth quarter and year ended December 31, 2015.

“MyoKardia made tremendous progress in the fourth quarter and throughout 2015, including release of the first clinical data showing proof of mechanism for MYK-461, our most advanced product candidate, in hypertrophic cardiomyopathy (HCM) patients,” said Tassos Gianakakos, chief executive officer. “We believe that our precision medicine approach to discovery and development will continue to generate significant disease insights as we pursue our mission to improve the lives of patients with heritable cardiovascular diseases.”

“In recent months we completed enrollment of our single-ascending dose (SAD) clinical trial in HCM patients; executed our IPO; strengthened our board, executive team and scientific leadership; and delivered the first findings from the Sarcomeric Human Cardiomyopathy Registry (SHaRe), a multi-center, international repository of clinical data on individuals with genetic heart disease,” said Mr. Gianakakos.

“In 2016, we’re seeing incredible momentum in clinical progress, including data supporting the potential of MYK-461 in treatment of symptomatic obstructive hypertrophic cardiomyopathy, a subset of HCM for which there is no approved therapeutic treatment, and for which surgical interventions are often indicated,” said Mr. Gianakakos. “This is an important and promising step toward filling a critical, unmet need for patients and families.”

Key Milestones:

•	Data from two Phase 1 trials of MYK-461 demonstrate clinical proof of mechanism in both HCM patients and healthy volunteers in reducing cardiac muscle contractility, an important biomarker of HCM. In these studies, MYK-461 was well tolerated with dose-proportional pharmacokinetics, laying the foundation for its continued development for the treatment of HCM.

•	Publication in the February 5, 2016 issue of the basic research journal Science demonstrates ability of MYK-461 to both prevent and reverse disease in multiple genetic mouse models of HCM.

•	Preclinical data in a naturally occurring cat model of obstructive HCM demonstrated the ability of MYK-461 to reduce left ventricular outflow tract (LVOT) obstruction in this model.

•	Development candidate identified for dilated cardiomyopathy (DCM) program; Phase 1 planned for first half of 2017.

•	First findings from the SHaRe Patient Registry presented at American Heart Association (AHA) Scientific Sessions 2015.

•	Appointed a third independent director to the board of directors and named two new VPs to further strengthen research and development.

•	The Company in November closed its initial public offering of common stock with net proceeds of $55.6 million.

Fourth Quarter and 2015 Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2015 were $112.3 million, compared to $43.6 million as of December 31, 2014, an increase of $68.7 million, primarily driven by the November 2015 initial public offering.

•	Revenues: Collaboration and license revenue was $3.6 million for the fourth quarter of 2015, compared to $3.6 million for the fourth quarter of 2014. Collaboration and license revenue was $14.2 million for 2015 compared to $5.9 million for 2014, an increase of $8.3 million. The increase from year to year was the result of ongoing revenue from the Company’s collaboration contract with Sanofi S.A., signed in 2014, covering three of MyoKardia’s programs.

•	R&D Expenses: Research and development expenses were $8.4 million for the fourth quarter of 2015, compared to $5.1 million for the fourth quarter of 2014, an increase of $3.3 million. R&D expenses were $28.4 million for 2015, compared to $18.3 million for 2014, an increase of $10.1 million. The increase in R&D expenses was primarily attributable to the initiation of Phase 1 clinical trials for MYK-461 during 2015, as well as the expansion of R&D staff.

•	G&A Expenses: General and administrative expenses were $3.1 million for the fourth quarter of 2015, compared to $1.7 million for the year-earlier period, an increase of $1.4 million. G&A expenses were $9.0 million for 2015, compared to $4.8 million for 2014, an increase of $4.2 million. The increase was primarily attributable to G&A staff expansion required to support a public company infrastructure, as well as higher facilities and office expenses related to our new facility.

•	Net Loss: Net loss was $7.9 million for the fourth quarter of 2015, compared to a net loss of $2.4 million for the fourth quarter of 2014, an increase of $5.5 million. Net loss was $22.9 million for 2015, compared to a net loss of $16.8 million for 2014, an increase of $6.1 million. The increase in net loss was primarily attributable to the increase in operating expenses noted above, offset by the increase in collaboration and license revenue.

About MyoKardia

MyoKardia (Nasdaq: MYOK) is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and neglected rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK- 461, is an orally-administered small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and is currently being evaluated in three Phase 1 clinical trials. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from over 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s purpose is to improve the lives of patients and families suffering from cardiovascular disease by creating targeted therapies that can change the course of their condition. For more information, please visit www.myokardia.com.

Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including statements regarding the clinical and therapeutic potential of MYK-461, the Company’s ability to generate data from its Phase 1 clinical trials of MYK-461 and to initiate Phase 2 clinical development for MYK-461 and Phase 1 clinical development for its DCM product candidate, as well as the timing of such events, reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the development and regulation of our product candidates, as well as those set forth in the prospectus for our recent initial public offering of common stock and our other filings with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MyoKardia, Inc.

Consolidated Statements of Operations Data

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Collaboration and license revenue	$3,550	$3,550	$14,199	$5,916
Operating expenses:
Research and development	$8,376	$5,094	$28,393	$18,296
General and administrative	$3,058	$1,709	$9,019	$4,838

Total operating expenses	11,434	6,803	37,412	23,134

Loss from operations	(7,884)	(3,253)	(23,213)	(17,218)
Interest and other income, net	$(25)	$2	(47)	2
Change in fair value of redeemable convertible preferred stock call option liability	—	860	314	387

Net loss and comprehensive loss	(7,909)	(2,391)	(22,946)	(16,829)
Cumulative dividend relating to redeemable convertible preferred stock	$(621)	$(973)	(5,151)	(2,864)
Accretion of redeemable convertible preferred stock to redemption value	(10)	(32)	(98)	(158)

Net loss attributable to common stockholders	$(8,540)	$(3,396)	$(28,195)	$(19,851)

Net loss per share attributable to common stockholders, basic and diluted	$(0.48)	$(1.62)	$(4.48)	$(11.30)

Weighted average number of shares used to compute net loss per share attributed to common stockholders, basic and diluted	17,702,564	2,094,274	6,292,800	1,756,900

MyoKardia, Inc.

Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	As of December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$112,265	$43,648
Prepaid expenses and other current assets	1,282	430

Total current assets	113,547	44,078
Property and equipment, net	2,744	2,423
Other long term assets	289	388

Total assets	$116,580	$46,889

Liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$2,143	$886
Accrued liabilities	5,633	2,331
Redeemable convertible preferred stock call option liability, net	—	314
Deferred revenue	14,199	14,199

Total current liabilities	21,975	17,730
Other long-term liabilities	732	278
Deferred revenue—noncurrent	—	14,199

Total liabilities	22,707	32,207

Redeemable convertible preferred stock	—	51,588
Common stock	3	—
Additional paid-in capital	158,555	—
Accumulated deficit	(64,685)	(36,906)

Total stockholders’ equity (deficit)	93,873	(36,906)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$116,580	$46,889

Media Contact:

Mark Spearman

MyoKardia, Inc.

650-351-4705

mspearman@myokardia.com

Investor Contact:

Matt Clawson

Pure Communications, Inc.

949-370-8500

matt@purecommunicationsinc.com

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